EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Media Contact:
Christopher Welch
Glowpoint, Inc.
(866) 456-9764, ext. 2002
pr@glowpoint.com
www.glowpoint.com

GLOWPOINT SELECTS AMPER AS NEW AUDITOR
No Disagreement as Eisner is Dismissed

HILLSIDE, N.J. March 5, 2007 - Glowpoint, Inc. (OTC:GLOW.PK), a leading provider of broadcast-quality, IP-based managed video services, announced today that it has dismissed Eisner LLP (“Eisner”) as its independent registered public accounting firm and has engaged Amper, Politziner & Mattia (“Amper”). There was no disagreement with Eisner. Instead, with its restructuring nearing completion and with the appointment of a new management team in April 2006, there was a desire to bring in an audit firm with a fresh perspective for the 2006 audit. Amper is a leading CPA firm and is one of the largest auditors of public companies in the United States. Glowpoint looks forward to working with Amper to diligently complete the 2006 quarterly reviews and annual audit.

Glowpoint also announced that, with the filing of its 2005 audited financials, on February 28, 2007 Dr. Bami Bastani and James S. Lusk officially joined Glowpoint’s board of directors, audit committee, and compensation committee, all of which was previously disclosed in Glowpoint’s December 18, 2006 filing with the SEC. Dr. Bastani will also serve on the nominating committee. Mr. Lusk will serve as the chairman of the audit committee.

About Glowpoint

Glowpoint, Inc. (OTC: GLOW.PK) is a world-leading, broadcast-quality, IP-based video-managed service provider. Glowpoint offers videoconferencing, bridging, technology hosting, and IP-broadcasting services to a vast array of companies, from large Fortune 100 enterprises to small and medium-sized businesses. Glowpoint’s managed-video services are available bundled with Glowpoint’s quality-network offering or as a value-added managed-video service across other networks. Glowpoint is exclusively focused on quality two-way video communications and has been supporting millions of video calls since its launch in 2000. Glowpoint is headquartered in Hillside, New Jersey. To learn more about Glowpoint, visit www.glowpoint.com.

The statements contained herein, other than historical information, are or may be deemed to be forward-looking statements and involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements.  These factors, risks, and uncertainties include market acceptance and availability of new video communication services; the nonexclusive and terminable-at-will nature of sales agent agreements; rapid technological change affecting demand for our services; competition from other video communications service providers; and the availability of sufficient financial resources to enable us to expand our operations, as well as other risks detailed from time to time in our filings with the Securities and Exchange Commission.